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                                                                   EXHIBIT 10.28

                 MANAGEMENT AND STOCK OWNERSHIP AGREEMENT WITH
                 GIFFORD D. POWELL AND/OR JAMES TIMOTHY COLLINS

         THIS AGREEMENT made and entered into this the 13th day of September, 1996, by and between Little Rock Back Yard Burgers, Inc., a Delaware corporation with its principal office located in Memphis, Tennessee (the"Company"), and Gifford D. Powell, an adult resident citizen of the state of Arkansas, and/or James Timothy Collins, an adult resident of the state of Arkansas ("Individuals"),

         The Company and Individuals desire to enter into a Management and Stock Ownership Agreement (the "Agreement") for the operation of the Company's restaurants in central Arkansas (the area within a 100 mile radius of the city limits of Little Rock, Arkansas, excluding Jefferson County, Arkansas and the cities of Hot Springs, Malvern, Arkadelphia and Bryant, Arkansas); and agree as follows:

         1. DUTIES. Individuals agree to work with the Company in the management of the Company's restaurants located in central Arkansas. Individuals will have significant control over the operation of Company's restaurants, within certain guidelines. Individuals shall report to the Chief Operating Officer, or his designee, of the Company's parent, Back Yard Burgers, Inc. (BYB).
                 Individuals shall work full-time (a minimum of 40 hours per week per individual, except for normal vacation and sick days, or any other time allowed by the Company) for the Company with regard to their duties and responsibilities. During the term of this Agreement, Individuals will not engage, directly or indirectly, as an employee, contractor, consultant, officer, director, manager, owner, or otherwise in any business or activity which competes with the business of the Company, except as a franchisee of Back Yard Burgers, Inc.

         2. TERM. This Agreement shall be effective as of September 15, 1996, and shall expire, unless earlier terminated, on December 31, 2003. The parties may mutually agree to extend this Agreement, under the same terms and conditions, in one year increments by providing written notice on or before September 15, 2003.

         3. SALARY AND BENEFITS. Effective September 15, 1996, or as soon thereafter as possible but no later than September 25, 1996 Individuals will become salaried employees of the Company and will each be compensated at the rate of Nine Hundred and Seventy Dollars ($970) per week. In addition to the base salary, Individuals will also be provided with health insurance, subject to their acceptance by the Company's health insurance provider. Ninety percent (90%) of the cost of this insurance will be paid by Company and ten percent (10%) by Individuals. Spouse and/or dependent care coverage is available with the cost for such coverage to be paid solely by Individuals. Further, Individuals will each receive a monthly automobile allowance of Four Hundred Dollars ($400). In return for this automobile allowance, Individuals will bear the total cost related to the use of their respective vehicles which includes, but is not limited to, fuel, insurance, repairs, etc.

         4. % MANAGEMENT FEE. Individuals will jointly receive a management fee equal to forty percent (40%) of the net pretax income, determined in accordance with generally accepted accounting principles, of the Company-owned stores in central Arkansas. BYB will continue to charge the Company a fee of 5% of taxable sales. This charge is included in the determination of net pretax income. The % management fee will be paid as long as Individuals are actively involved in the Company's management. A minimum of one-half of the management fee paid to Individuals (determined after Individuals federal, state and local income taxes) shall be used to buy stock as contemplated by Section 5 below. Additionally, management fee percentage under this section will decrease as stock is purchased under Section 5 below, in an amount equal to the percentage of stock purchased. For example, when 5% of the Company's stock is purchased, the management fee will decrease to 35%; when 10% of the Company's stock is purchased, the management fee will decrease to 30%, and so on.





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         This management fee will be paid on an annual basis within 30 days after the receipt of the BYB audited financial statements (which include the accounts of the Company). However, Individuals can request interim payments toward the annual management fee on a quarterly basis, so long as the total interim payments do not exceed fifty percent (50%) of the management fee calculated for the year-to-date period.

         5. STOCK PURCHASE PROVISION. Individuals shall have the option to purchase an aggregate of twenty percent (20%) of the Company's outstanding stock. No fractional shares of stock will be available for purchase. Individuals agree to purchase by June 30 (or 15 days after receipt of management fee, whichever is later) of each year (beginning in 1998) stock with a value of at least 50% of the management fee (determined after Individuals federal, state and local income taxes) paid under Section 4. The stock purchase provision shall expire once Individuals have purchased the above referenced aggregate of twenty percent (20%) of the Company's outstanding stock.

         6. STOCK PURCHASE PRICE. The purchase price for the stock referenced above has been determined to be the fair market value ("FMV") as determined using the net present value of anticipated future cash flows. Such value has been determined to be $5,750 per share based on the current number of outstanding shares (100). This results in a FMV of $115,000 for twenty percent (20%) of the Company's outstanding stock.

         7. STOCK BUY BACK IN EVENT OF TERMINATION. In the event of termination of this Agreement by its terms, the Company agrees to buy back any fully-paid stock purchased by Individuals at FMV as determined by multiplying the net income of the preceding fiscal year by three and one-half (3.5) and then dividing by the number of shares outstanding, or the price paid, whichever is greater.

         8. TERMINATION. The Company may terminate this Agreement for cause without notice as follows: a) Individuals violate the terms of this agreement, knowingly misappropriate funds or property of the Company for personal benefit or, b) overall same-store sales in the restaurants managed by Individuals decreases for two (2) consecutive years.

         9. BOARD OF DIRECTORS. Individuals will be appointed to the Board of Directors of Little Rock Back Yard Burgers, Inc. Individuals agree to serve as directors of the Company without additional compensation, as long as this Agreement is in effect.

         10. FRANCHISE RIGHTS. Back Yard Burgers, Inc. will grant Individuals the exclusive option to purchase the franchise rights for the cities of Hot Springs, Malvern, Arkadelphia and Bryant, Arkansas. The purchase price will be the price in effect under the then current Back Yard Burgers, Inc. Uniform Franchise Offering Circular. This option, if not exercised, will expire if this Agreement is terminated, or December 31, 2003, whichever is sooner.

         11. INDEMNIFICATION. The Company shall indemnify and hold Individuals harmless to the maximum extent permitted by Delaware law against judgements, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by them in connection with the defense of, or as a result of any action or proceeding (or appeal therefrom) in which they are made (or threatened to be made) a party by reason of the fact that they are or were officers or directors of the Company, regardless of whether such action or proceeding is one brought by or in the name of the Company, or to procure a judgement in its favor. The Company further agrees that the Individuals are, or shall continue to be covered and insured up to the maximum limits provided by all insurance maintained by the Company to indemnify its officers and directors (and the Company in connection therewith). The Company hereby warrants and represents that the undertakings of this Section is not in conflict with its articles of incorporation or by-laws, or any other validly existing agreement of the Company.





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         12.     CONFIDENTIALITY.  During the term of their employment
hereunder or at any time thereafter, Individuals shall not disclose or use (except in the course of their employment) any confidential or proprietary information or data of Company regardless of whether such information or data is embodied in writing or other form.

         13. NOTICES. All notices, requests, demands and/or other communications provided for by this Agreement shall be in writing and shall be mailed to the parties as follows:
                 (a)To the Company: Little Rock Back Yard Burgers, Inc., 2768 Colony Park Drive, Memphis, Tennessee 38118;

         (b) To Individuals: James Timothy Collins, 2259 Old Bear Road, Royal, Arkansas 71968; Gifford D. Powell, 510 Valley Vista Road, Benton, Arkansas 72015.

         14. ARBITRATION. All disputes or claims concerning the interpretation of the terms and conditions of this agreement shall be resolved pursuant to arbitration proceeding to be conducted in Shelby County, Tennessee, before a panel of three independent arbitrators, which arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association; and the decision of such arbitration process shall be final, binding and not appealable. The three independent arbitrators shall be selected by the parties from a list of arbitrators selected by the American Arbitration Association, with each party selecting one arbitrator and the third arbitrator to be selected by the American Arbitration Association. Company and Individuals agree to a pro-rata sharing of the expenses associated with the arbitration.

         15. GOVERNING LAW. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the state of Tennessee.

         16. VALIDITY. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other valid provisions shall remain in full force and effect.

         17. NON-ASSIGNABILITY. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sales, assignment, encumbrance, charge, pledge or set off in respect of any claim, debt or obligation or to the execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntary or involuntary to effect any acts as specified in the immediately preceding sentence shall, to the full extent prevented by law, be null, void and of no effect. Any of the foregoing to the contrary notwithstanding, this provision shall not preclude Individual from designating one or more beneficiaries to receive any amount that may be payable after his death, and shall not preclude the legal representative of the Individual's estate from assigning any right hereunder to the person or persons entitled thereto under this will or in a case of intestacy laws applicable to his estate.

         18. TRANSFER OF RIGHTS. Individuals shall have the right to transfer this Agreement to a management company formed, owned and operated wholly by Individuals, along with the right to receive any payments due under the terms of this Agreement, upon written notification to the Company.





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Individuals and the Company (by action of its duly authorized officer) have executed this Agreement on the date first written above.


Little Rock Back Yard Burgers, Inc.



----------------------------------------------------------
Lattimore M. Michael, Chairman and Chief Executive Officer


STATE OF TENNESSEE
COUNTY OF SHELBY

         WITNESS my hand and notarial seal at my office in said state and county this ______ day of September, 1996.


                                              ----------------------------------
                                 NOTARY PUBLIC


My Commission Expires: May 14, 2000


Gifford D. Powell


----------------------------------------------------------
Individual


James Timothy Collins


----------------------------------------------------------
Individual



STATE OF ARKANSAS
COUNTY OF ______________

         WITNESS my hand and notarial seal at my office in said state and county this _____ day of September, 1996.

                                           ----------------------------------


                                NOTARY PUBLIC

My Commission Expires: ______________





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